Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-274460 and Form F-3 No. 333-227942) of KNOT Offshore Partners LP and in the related Prospectuses of our reports dated April 17, 2026, with respect to the consolidated financial statements of KNOT Offshore Partners LP, and the effectiveness of internal control over financial reporting of KNOT Offshore Partners LP, included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ Ernst & Young AS

Oslo, Norway
April 17, 2026